6
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549
SCHEDULE 13G
(Amendment No. 2)
Under the Securities Exchange Act of
1934

United Asset Management Corporation
(Name of Issuer)

Common Stock $0.01 par value
(Title of Class of Securities)

909-420-10-1
(CUSIP Number)

Check the following box if a fee is being paid with this statement [ ].

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities
Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

Cusip Number:  909-420-10-1

1
Name of Reporting Person and S.S. or I.R.S.
Identification Number of Above Person:
     Tiger Management L.L.C.
2
Check the Appropriate Box if a Member
of a Group:
(a)
(b)

3
SEC Use Only:

4
Citizenship or Place of Organization:

5  Sole Voting Power:         -0-
6  Shared Voting Power:      4,434,700
7  Sole Dispositive Power:   -0-
8  Shared Dispositive Power: 4,434,700

9
Aggregate Amount Beneficially Owned by
Each Reporting Person:
     4,434,700

10
Check if the Aggregate Amount in Row
(9) Excludes Certain Shares:

11
Percent of Class Represented by Amount
     in Row (9):  6.5%

12
Type of Reporting Person:
     IA  CO

Cusip Number:  909-420-10-1

1
Name of Reporting Person and S.S. or
I.R.S. Identification Number of Above
Person:
     Tiger Performance L.L.C.

2
Check the Appropriate Box if a Member
of a Group:
(a)
(b)

3
SEC Use Only:

4
Citizenship or Place of Organization:

5  Sole Voting Power:         -0-
6  Shared Voting Power:      2,388,000
7  Sole Dispositive Power:    -0-
8  Shared Dispositive Power: 2,388,000

9
Aggregate Amount Beneficially Owned by
Each Reporting Person:
     2,388,000

10
Check if the Aggregate Amount in Row
(9) Excludes Certain Shares:

11
Percent of Class Represented by Amount
in Row (9):  3.5%

12
Type of Reporting Person:
     IA  CO

Cusip Number:  909-420-10-1

1
Name of Reporting Person and S.S. or
I.R.S. Identification Number of Above
Person:
     Panther Partners, L.P

2
Check the Appropriate Box if a Member
of a Group:
(a)
(b)

3
SEC Use Only:

4
Citizenship or Place of Organization:
     Delaware

5  Sole Voting Power:         -0-
6  Shared Voting Power:       414,100
7  Sole Dispositive Power:    -0-
8  Shared Dispositive Power:  414,100

9
Aggregate Amount Beneficially Owned by
Each Reporting Person:
   414,100

10
Check if the Aggregate Amount in Row
(9) Excludes Certain Shares:

11
Percent of Class Represented by Amount
in Row (9):  0.6%

12
Type of Reporting Person:
   IV  PN

Cusip Number:  909-420-10-1

1
Name of Reporting Person and S.S. or
I.R.S. Identification Number of Above
Person:
    Panther Management Company, L.P

2
Check the Appropriate Box if a Member
of a Group:
(a)
(b)

3
SEC Use Only:

4
Citizenship or Place of Organization:
     Delaware

5  Sole Voting Power:          -0-
6  Shared Voting Power:        414,100
7  Sole Dispositive Power:     -0-
8  Shared Dispositive Power:   414,100

9
Aggregate Amount Beneficially Owned by
Each Reporting Person:
   414,100

10
Check if the Aggregate Amount in Row
(9) Excludes Certain Shares:

11
Percent of Class Represented by Amount
in Row (9):  0.6%

12
Type of Reporting Person:
   IA  PN

Cusip Number: 909-420-10-1

1
Name of Reporting Person and S.S. or
I.R.S. Identification Number of Above
Person:
   Julian H. Robertson, Jr

2
Check the Appropriate Box if a Member
of a Group:
(a)
(b)

3
SEC Use Only

4
Citizenship or Place of Organization:
   U.S

5  Sole Voting Power:        -0-
6  Shared Voting Power:      7,236,800
7  Sole Dispositive Power:   -0-
8  Shared Dispositive Power: 7,236,800

9
Aggregate Amount Beneficially Owned by
Each Reporting Person:
   7,236,800

10
Check if the Aggregate Amount in Row
(9) Excludes Certain Shares:

11
Percent of Class Represented by Amount in Row
   (9):   10.5%

12
Type of Reporting Person:
   IN

Item 1(a) United Asset Management Corporation

Item 1(b)  One International Place, Boston,
Massachusetts 02110

Item 2(a)  This statement is filed on behalf of  Tiger
Management L.L.C. ("TMLLC"), Tiger Performance L.L.C.
("TPLLC"), Panther Partners, L.P. ("Panther") and
Panther Management Company, L.P. ("PMCLP").

Julian H. Robertson, Jr. is the ultimate controlling person of TMLLC, TPLLC and PMCLP.

Item 2(b)  The address of each reporting person is 101
Park Avenue, New York, NY  10178
Item 2(c) Incorporated by reference to item (4) of the cover page pertaining to each reporting person.
Item 2(d) Common Stock $0.01 par value
Item 2(e)  909-420-10-1
Item 3 Panther is an investment company registered under Section 8 of the Investment Company Act. Each of TMLLC, TPLLC and PMCLP is an inestment adviser registered under Section 203 of the Investment
Advisers Act of 1940.
Item 4  Ownership as of December 31, 1996 is
incorporated by reference to items (5) - (9) and (11) of the cover page pertaining to each reporting person.
Item 5  Not applicable
Item 6 Other persons are know to have the right to receive dividends from or proceeds from the sale of such securities. The interest of one such person, The
Jaguar Fund N.V., a Netherland Antilles corporation, is more than 5%.
Item 7  Not applicable
Item 8  Not applicable

Item 9  Not applicable

Item 10 By signing below, I certify that, to the best ofmy knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 12, 1997

TIGER MANAGEMENT L.L.C.

/s/  Nolan Altman,
Chief Financial Officer

TIGER PERFORMANCE L.L.C.

/s/  Nolan Altman,
Chief Financial Officer

PANTHER PARTNERS, L.P.

By:  Panther Management Company, L.P.,
its General Partner

By:  Panther Management Corporation,
its General Partner
/s/  Nolan Altman,
Chief Financial Officer

PANTHER MANAGEMENT COMPANY, L.P.

By:  Panther Management Corporation,
its General Partner

/s/  Nolan Altman,
Chief Financial Officer

JULIAN H. ROBERTSON, JR.

By:  /s/  Nolan Altman
Under Power of Attorney dated
1/27/95
On File with Schedule 13G for
Kohl's Corp. 2/7/95

AGREEMENT

The undersigned agree that this Amendment No. 2 to Schedule 13G dated February 12, 1997 relating to shares of common stock of United Asset
Management Corporation shall be filed on behalf of each of the undersigned.

TIGER MANAGEMENT L.L.C.

/s/  Nolan Altman,
Chief Financial Officer

TIGER MANAGEMENT L.L.C.

/s/  Nolan Altman,
Chief Financial Officer

PANTHER PARTNERS, L.P.

By:  Panther Management Company, L.P.,
its General Partner

By:  Panther Management Corporation,
its General Partner

/s/  Nolan Altman,
Chief Financial Officer

PANTHER MANAGEMENT COMPANY, L.P.

By:  Panther Management Corporation,
its General Partner

/s/  Nolan Altman,
Chief Financial Officer

JULIAN H. ROBERTSON, JR.

By:  /s/  Nolan Altman
Under Power of Attorney dated
1/27/95
On File with Schedule 13G for
Kohl's Corp. 2/7/95